Exhibit 10.2

Form of Retention Bonus Agreement

Strictly Private & Confidential

[First] [Last]

C/o Clear Channel Outdoor

February [ ], 2026

Dear [First],

As you are aware, CCOH (the “Company”) has entered into an Agreement and Plan of Merger, dated as of February 9, 2026, by and among the Company, Parent (as defined therein) (“Purchaser”) and Merger Sub (as defined therein) (the “Merger Agreement”), providing for the acquisition of the Company by Purchaser (“Project Madison” or the “Transaction”). Your leadership and support of the Company’s operations and activities relating to Project Madison will be key to the success of the Transaction.

COMPLETION BONUS

If you remain continuously and actively employed through the closing of the Transaction (the “Deal Closing Date”), and subject to the remaining terms of this agreement, you will be eligible to receive a cash bonus with an aggregate value of $[XX,XXX], less applicable taxes, deductions and withholdings (a “Completion Bonus”), which will vest immediately prior to the closing and be payable to you on the Company’s first regularly scheduled payroll date, or as soon as administratively feasible, following the Deal Closing Date, subject to your continued employment through the payment date.

Notwithstanding anything to the contrary herein, if the Deal Closing Date does not occur on or before the Termination Date (as defined in the Merger Agreement), then this agreement shall automatically terminate and be void ab initio and you will have no further right or entitlements with respect to any portion of the Completion Bonus (as defined below).

If your employment is terminated by the Company without Cause or due to a resignation for Good Reason or with Good Cause (as such applicable term is defined in the employment agreement or offer letter between you and the Company, if any, or any severance plan, policy or other similar arrangement maintained by the Company and in which you participate as currently in effect) on or after the date of this letter agreement and before the Deal Closing Date, the full amount of the Completion Bonus shall become payable to you on the next regularly scheduled payroll date following the date of your termination of employment; subject to your execution of a release of claims in the form prescribed by the Company. Except as expressly provided in the previous sentence, if your employment is terminated by the Company for any other reason, or you resign or serve notice of resignation from employment for any reason (other than Good Reason) on or before the Completion Bonus payment date, you will not be entitled to any portion of the Completion Bonus.

For the purposes of this agreement, “Cause” has the same meaning as set forth in your employment agreement, offer letter or other similar employment arrangement with the Company or an affiliate as in effect on the date hereof, or if no such term is defined therein, means your (i) willful misconduct, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding the Company’s property, other than customary and de minimis use of Company property for personal purposes; (ii) willful refusal to perform, or repeated failure to perform, your lawfully assigned duties (other than by reason of disability); (iii) willful refusal to follow, or repeated failure to follow, lawfully assigned directives of the Company; (iv) conviction of or a plea of guilty or nolo contendere to a felony, or engagement in other criminal conduct that has or would result in material injury to the Company, including without limitation fraud, theft, embezzlement, or a crime involving moral turpitude; (v) material breach of this letter agreement or any other written agreement between you and the Company; or (vi) material violation of the Company’s written employment and management policies that has or would result in material injury to the Company.

You expressly acknowledge and agree that your right to receive the Completion Bonus is contingent on your re-affirmation of your existing restrictive covenants set forth in any agreement between you and the Company or its affiliates (the “Restrictive Covenants”), and that in the event of a material breach of the Restrictive Covenants, you will be required to repay a prorated portion of the after-tax proceeds received pursuant to the Completion Bonus based on the number of months that have passed following the Deal Closing Date divided by the number of months following a termination of your employment that you continue to be bound by any non-competition or non-solicitation obligations under the Restrictive Covenants.

Your eligibility for the Completion Bonus is also subject to the following conditions:

1.	You must sign and return this agreement to Amber Cervantes (****) by February [ ], 2026.

2.

You must continue to work at a satisfactory level of performance and provide such cooperation and support as the Company reasonably requires throughout the period until the relevant due date for payment (or the date on which your employment terminates, if earlier). The Company reserves the right, in its sole and absolute discretion, to withhold or reduce any portion of the Completion Bonus if your performance or conduct is deemed not to meet this standard.

3.

If you accumulate more than 20 unexcused absences during the period from the date of this agreement to the relevant due date for payment of any portion of the Completion Bonus (or the date on which your employment terminates, if earlier) the Company reserves the right in its absolute discretion to pay you a pro rata portion of the Completion Bonus for which you are eligible (if any).

4.

If you take a period of leave (other than normal annual vacation and public holidays), whether paid or unpaid, in each case lasting more than 20 working days, the Company reserves the right in its sole and absolute discretion to reduce the amount (if any) of the Completion Bonus for which you are eligible to reflect the period of non-attendance at work pro rata.

5.

On the date of this agreement and the relevant due date for payment, you have not withheld or failed to disclose any material fact concerning the performance of your duties with the Company or any affiliate which would have entitled the Company to terminate your employment with or without notice.

6.

You must not disclose the contents of this letter agreement or any other information related to the Completion Bonus, except to your spouse, domestic partner or any financial, tax or legal counsel that you consult with respect to this letter agreement, provided that you instruct such persons to keep such information confidential and make no further disclosure.

The Completion Bonus is a special incentive payment to you and will not be taken into account in computing the amount of your salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, notwithstanding any plan or agreement provision which provides otherwise.

Nothing in this letter agreement will confer upon you any right to continued employment with the Company (or any affiliate, successor or assign) or interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate your employment at any time, without notice, and for any or no reason. This letter agreement constitutes the entire agreement between you and the Company with respect to the Completion Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Completion Bonus, whether written or oral, and may be amended or modified only by a written instrument executed by you and the Company (or its affiliates, successors or assigns). This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Although the Company does not guarantee the tax treatment of any payment received hereunder, the intent of the parties is that any payment received hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement will be interpreted in a manner consistent with such intent.

Please sign to indicate your acceptance of the above conditions and return this agreement to Amber Cervantes (****). If you do not sign and return by close of business on February [ ], 2026, this offer will lapse.

Yours sincerely,

Scott Wells
Chief Executive Officer Clear Channel Outdoor Holdings, Inc.

I, [FIRST] [LAST], confirm my agreement to the terms set out above.

Signed: Date: